Exhibit 10.16

ONGOING ADVISORY Agreement

Between

Party A

and

Prestige GLOBAL Asset Management Limited

(PGAM, the “Advisor”)

in respect of the underlying________________Fund (the “Fund”)

BACKGROUND:

(A)	Both PARTY A and PGAM are qualified asset management companies incorporated in Cayman Islands. PARTY A plans to set up_____________fund to be issued in Hong Kong markets and intends to cooperate with PGAM.

(B)	PGAM obtained rich experience in fund issuance and operation with qualified licenses from its affiliates. Party A intends to appoint PGAM as advisor. Main responsibilities of the advisor include structuring advisory, due diligence, compliance advisory, operation, legal documents review, marketing plan, etc. The agreement is made and entered into on____________.

THE PARTIES AGREE THAT:

1.	Appointment of the Advisor

Party A appoints PGAM as an ongoing advisor and PGAM shall take the responsibility of all related issues regarding fund planning, structuring, and operation, include but not limited to the following:

1.1	Provide fund structure proposals. Party A shall have the priority to use the related resources of PGAM and PGAM’s affiliates.

1.2	Select and coordinate with legal counsel, assist legal counsel in conducting due diligence, drafting legal documents, support the review and revision of draft documents subject to the approval of Party A.

1.3	Select and advise suitable and qualified advisors, service providers, co-managers (if applicable) and other parties, review draft engagement letter.

1.4	Fully understand and conduct due diligence to the target underlying assets, draft fund brochure to be distributed to professional investors, help prepare marketing materials for promotion on recognized markets in compliance with related regulations.

1.5	Advise on the compliance issues of fund structures and propose optimization suggestions.

1.6	Select and introduce distributions channels and marketing partners for the fund, coordinate their communications and support engagement.

1.7	Take charge in supervision of daily operation and coordination of the fund, communicate with other parties to ensure smooth operation process.

1.8	Organize and coordinate meetings or conference calls in a timely manner to communicate with Party A regarding the materials issues of fund and discuss about potential solutions.

2.	Duties of Party A

2.1	Party A shall provide well-rounded, objective and timely information, documents and materials regarding investment targets, underlying assets and fund managers to PGAM.

2.2	Party A shall make clear and reasonable request to the service provided by PGAM.

2.3	Party A have the responsibility to make decisions and judgment independently on final decisions. Any loss caused by Party A’s decisions based on PGAM’s advice, opinions and proposal shall be borne by Party A.

2.4	If Party A intends to appoint PGAM or its affiliates as co-manager of the fund or fund advisor or other party, Party A shall discuss with that particular party accordingly and shall not affect the execution of this agreement.

2.5	Party A shall pay advisory fee to PGAM as agreed. All fees occurred due to the fund formation and operation shall be borne by all parties involved as separately negotiated, thus will not be included in this agreement.

3.	Duties of PGAM

3.1	PGAM shall duly complete fund formation and operation related work as instructed by Party A with qualified consulting staff.

3.2	PGAM shall perform duties in the agreed term and communicate progress with Party A on a regular basis.

3.3	PGAM shall discuss the case in line with Party A’s requirement, make timely analysis and adjust the plan accordingly.

3.4	PGAM shall submit legal documents draft and fund documents to Party A in service period on time. PGAM has no authority to make decisions on fund formation and operation unless instructed by Party A.

3.5	PGAM shall at all times respect and protect the confidentiality of information acquired in consequence of the Agreement.

4.	Service Term

4.1	The service shall start from__________to_____________. The service term shall not be affected by the decision-making process of all parties involved.

4.2	The agreement shall not be terminated during service term unless agreed by both parties.

5.	Advisory Fee

5.1	Party A shall pay US $__________to PGAM as advisory fee, which is a monthly fee of US $_________.

5.2	Party A shall pay advisory fee on a semi-annual basis and pay 50% of the service fee no later than 30 days after service term regardless of the process of fund set-up. If the fund has been set-up and starts raising fund within 90 days after the service term, Party A could pay the fee with money from the subscription fee collected. The payment shall not be postponed unless agreed by both parties.

6.	Amendment, Resignation and Termination

6.1	This Agreement may only be amended by written agreement between the parties hereto.

6.2	The agreement shall be deemed invalid in the following occasions.

6.2.1	Both parties agree; or

6.2.2	Either party commit any material breach of its obligations under this Agreement and if such breach is capable of being made good, shall fail to make good such breach within 30 days of receipt of written notice from the Notifying Party requiring it so to do; or

6.2.3	The agreement cannot be executed due to force majeure.

6.3	The party that intends to resign shall give all other parties written notice, effective upon receiving.

6.4	On termination of this Agreement, the observant party shall be entitled to receive all fees and compensation accrued due up to the date of such termination.

7.	Governing Law

7.1	This agreement shall be governed by and constructed in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

7.2	Any dispute, controversy or claim arising out of, in connection with or relating to this agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by negotiation first, if not works, then by arbitration. The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre.

8.	This agreement shall come into force upon its due execution by the parties hereto with effect from the date when the authorized signatures and chops are in place.

9.	Both parties secure one copy of the agreement with equal legal force.

[Signature Page Follows]

PARTY A

Authorized signature:

Prestige Global Asset Management Limited

Authorized signature:

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